Exhibit 99.1

August 4, 2010

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

•	Consolidated revenue of $162.3 million
•	Adjusted EBITDA of $57.4 million
•	Net income of $1.9 million or $0.04 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its second quarter 2010 results with revenues increasing to $162.3 million and adjusted EBITDA increasing to $57.4 million.

“Five years ago GCI was reselling another provider’s wireless products and had only 12,000 customers,” said GCI president Ron Duncan. “Since then we have diligently built the only statewide wireless network and customers have responded in droves. In those five years we have welcomed 120,000 new customers growing our base ten fold. While we were a little late to build our own network we worked aggressively to create the best statewide wireless system and are proud to acknowledge that Alaskans have rewarded GCI by making us the second largest wireless company in the state.”

            “GCI’s wireless results have been a leading indicator of our financial performance for several quarters and this move to second place in wireless fits nicely with announcing yet another record high quarter of revenues and EBITDA. I couldn’t be more pleased with our performance and I’d like to thank the customers, contractors and employees who have made it possible. Watch out number one, here we come!”

Revenues for the second quarter of 2010 increased 9.1 percent over revenues of $148.8 million in the second quarter of 2009. Adjusted EBITDA increased $6.1 million or 11.9 percent over the second quarter of 2009 EBITDA of $51.2 million. The increase in revenues and EBITDA was partly due to a $4.7 million change in the estimate of the amount due to GCI under the USF high-cost area program, offset by a $1.7 million reserve adjustment for amounts receivable under a contract with a large customer. The USF estimate change impacted the consumer and commercial segments. The contract reserve adjustment was attributed to the managed broadband segment.

GCI’s second quarter 2010 net income totaled $1.9 million or earnings per diluted share of $0.04 and compares to net income of $2.6 million, or earnings per diluted share of $0.05 for the same period of 2009.

Second quarter 2010 revenues increased $9.9 million or 6.5 percent over total revenues of $152.4 million in the first quarter of 2010. Adjusted EBITDA increased $6.3 million or 12.3 percent over adjusted EBITDA of $51.1 million in the first quarter of 2010. The sequential increase in revenues and EBITDA was favorably impacted by the aforementioned adjustments.

 “GCI anticipated revenues of $610 million to $620 million and adjusted EBITDA of $200 to $204 million for the year 2010.” said Duncan. “The company's practice is to provide guidance only on an annual basis, however our continued success in the consumer business, improvements in the commercial business and stabilizing trends in the network access business lead us to conclude that GCI is likely to slightly exceed its guidance for the year.”

           “Alaska’s economy continues to perform well when benchmarked against the rest of the country. Alaska jobs are growing again and energy prices appear to be stabilizing at levels that will support the state’s operating budget.”

  Highlights
•	GCI became the second largest wireless provider in Alaska with the addition of 3,100 wireless subscribers in the second quarter of 2010. Wireless subscribers totaled 131,200 at the end of the quarter.

•
Consumer revenues for the second quarter of 2010 totaled $87.1 million, an increase of 18.7 percent over the second quarter of 2009 and an increase of 8.4 percent over the first quarter of 2010. Revenue increases were strong for all consumer products and services.

•
GCI had 145,400 access lines at the end of the second quarter of 2010, representing an estimated 35 percent share of the total access line market in Alaska. Access lines decreased by 1,300 lines from the first quarter of 2010.

•
GCI’s facilities-based access lines totaled 109,700, representing 75 percent of its total access lines at the end of the second quarter of 2010, a decrease of 200 lines from the first quarter of 2010 and an increase of 8,000 lines when compared to the end of the second quarter of the prior year.

•
GCI had 114,300 consumer and commercial cable modem customers at the end of the second quarter of 2010, an increase of 700 over the 113,600 cable modem customers at the end of the first quarter 2010. Average monthly revenue per cable modem totaled $46.69 for the second quarter of 2010 as compared to $42.19 in the prior year, an increase of 10.7 percent and is up 1.8 percent over $45.85 for the first quarter of 2010.

•	GCI had 151,500 basic video subscribers at the end of the second quarter of 2010, a decrease of 200 from the second quarter of 2009 and an increase of 2,300 over the first quarter of 2010.

•
GCI repurchased 171,300 shares of its Class A common shares at a cost of approximately $1.0 million or $5.86 per share during the second quarter of 2010. Depending on company performance, market conditions, liquidity, and subject to board oversight GCI may continue repurchasing its own shares.

Consumer
Consumer revenues increased 18.7 percent to $87.1 million as compared to $73.4 million in the second quarter of 2009 and increased 8.4 percent over $80.4 million in the first quarter of 2010. Revenue increases were strong for all consumer products and services. Consumer revenues were favorably impacted by a $4.1 million USF estimate change during the second quarter of 2010 which compares to an increase in USF revenues of $2.4 million in the second quarter of 2009 that were attributed to prior quarters.

Consumer voice revenues of $15.3 million increased 17.4 percent when compared to the second quarter a year ago and were up 10.1 percent over the first quarter of 2010. Consumer voice revenues were favorably impacted by $1.2 million of the total $4.1 million USF estimate change. Consumer local access lines in service at the end of second quarter of 2010 totaled 85,100, an increase of 3,900 lines over the second quarter of 2009. Total access lines decreased by 700 lines when compared to the first quarter of 2010.

GCI serves 77,100 consumer access lines on its own facilities, an increase of 6,800 lines over the second quarter of 2009. More than 90 percent of consumer access lines are provisioned exclusively on GCI facilities.

Consumer video revenues of $29.4 million increased 8.2 percent over the prior year and increased 1.1 percent over the first quarter of 2010. The increases are due in part to increases in video subscribers purchasing higher tiered services and renting high definition/digital video recorder converters. Consumer video subscribers totaled 131,200 at the end of the second quarter of 2010, an increase of 1,500 subscribers over the second quarter of 2009 and a decrease of 200 subscribers from the first quarter of 2010.

Consumer data revenues of $14.6 million increased 20.1 percent over the prior year and 3.4 percent over the first quarter of 2010. The increase in consumer data revenues is due to an increase in cable modem customers and increasing average monthly revenue per cable modem. GCI added 8,600 consumer cable modem customers over the prior year and cable modem customer counts increased by 400 on a sequential basis.

Consumer wireless revenues increased to $27.9 million, an increase of 32.3 percent over the second quarter of 2009. The increase in wireless revenues is due in part to an increase in wireless subscribers and a $2.9 million USF estimate change.  Consumer has added 15,400 wireless customers over the end of the second quarter a year ago, an increase of 14.9 percent. Consumer wireless revenues increased $4.6 million sequentially, an increase of 19.6 percent, over the first quarter of 2010. Consumer added 1,500 wireless customers as compared to the end of the first quarter of 2010.

Network Access
Network access revenues decreased 12.9 percent to $27.1 million as compared to $31.1 million in the second quarter of 2009 and increased 3.5 percent over the first quarter of 2010.

Voice revenues, as expected, decreased 46.6 percent from the prior year and increased 7.8 percent from the first quarter of 2010. The decrease in voice revenues is primarily due to decreasing average revenue per minute and the transition of voice traffic to dedicated networks. The declining revenue per minute is largely due to renegotiating long-term contracts with our largest carriers during 2009.

Data revenues were down 1.6 percent compared to the second quarter 2009 and decreased 3.1 percent from the first quarter of 2010. The decrease in data revenues is primarily attributable to lower rates resulting from increased competition. The lower rates were partially offset by increases in data network capacity purchased by common carrier customers.

Wireless revenues, primarily related to roaming traffic, increased $2.5 million over the prior year and increased $0.9 million sequentially.

Commercial
Commercial revenues for the second quarter increased $5.2 million, an increase of 19.2 percent, to $32.1 million as compared to $26.9 million in the second quarter of 2009 and increased $4.3 million over $27.7 million in the first quarter of 2010. Commercial revenues were favorably impacted by a $0.6 million USF estimate change during the second quarter of 2010.

Voice revenues increased 9.7 percent over the prior year and 7.7 percent sequentially. The increase in voice revenues was due in part to $0.4 million of the total $0.6 million USF estimate change. Long distance minutes decreased 7.3 percent from the prior year and 0.4 percent from the first quarter of 2010. Commercial local access lines increased by 700 over the second quarter of 2009 and decreased 400 lines sequentially.

Commercial video revenues increased $0.4 million over the prior year and $0.3 million sequentially.

Commercial data services revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $8.9 million were steady as compared to the second quarter of 2009 while time and material charges for support activities increased by $3.1 million to $10.0 million for the second quarter of 2010 as a result of increased activity primarily in the state’s oil sector. Commercial data service revenues were $18.8 million in the second quarter of 2010, up $3.4 million from the second quarter of 2009 and $3.3 million from the first quarter of 2010.

Commercial wireless revenues totaled $2.2 million for the second quarter, an increase of 36.3 percent over the prior year and an increase of 4.5 percent over the first quarter of 2010. Wireless revenues were also favorably impacted by a $0.2 million USF estimate change during the second quarter of 2010. GCI had 12,200 commercial wireless subscribers at the end of the second quarter, an increase of 1,600 subscribers over the first quarter of 2010.

Managed Broadband
       Managed broadband revenues totaled $10.4 million in the second quarter of 2010, a decrease of 5.6 percent from $11.0 million in the second quarter of 2009. Revenue for the second quarter was down 14.1 percent from $12.1 million reported in the first quarter of 2010. The decrease in revenues is attributable to a $1.7 million reserve adjustment due to an adverse regulatory decision regarding services provided to a customer.

Regulated Operations
Regulated operations revenues totaled $5.6 million in the second quarter of 2010 as compared to $6.4 million in the second quarter of 2009. Regulated operations revenues for the second quarter of 2010 decreased $0.5 million from the first quarter of 2010. Regulated operations has 10,600 local access lines at the end of the second quarter of 2010, a decrease of 200 access lines from the first quarter of 2010.

Other Items
GCI’s second quarter 2010 capital expenditures totaled $27.1 million as compared to $29.7 million in the second quarter of 2009 and $16.8 million in the first quarter of 2010.

GCI will hold a conference call to discuss the quarter’s results on Thursday, August 5, 2010 beginning at 2 p.m. (Eastern). To access the briefing on August 5, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 888-829-8669 (International callers should dial 1-630-395-0367) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-453-2036, access code 7461 (International callers should dial 203-369-1225.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial / subsea fiber optic network which connects not only Anchorage but also Fairbanks, and Juneau / Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	June 30,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$66,595	48,776

Receivables	157,670	147,859
Less allowance for doubtful receivables	11,144	7,060
Net receivables	146,526	140,799

Deferred income taxes	17,618	17,618
Prepaid expenses	7,394	4,491
Inventories	5,656	9,278
Other current assets	5,592	5,872
Total current assets	249,381	226,834

Property and equipment in service, net of depreciation	801,019	823,080
Construction in progress	33,046	26,161
Net property and equipment	834,065	849,241

Cable certificates	191,635	191,565
Goodwill	73,452	73,452
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	17,670	19,561
Deferred loan and senior notes costs, net of amortization	14,528	13,168
Other assets	17,787	18,609
Total other assets	341,039	342,322
Total assets	$1,424,485	1,418,397

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	June 30,	December 31,
Liabilities and Stockholders' Equity	2010	2009

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$10,302	9,892
Accounts payable	32,811	30,697
Deferred revenue	22,444	21,404
Accrued payroll and payroll related obligations	19,149	21,874
Accrued interest	13,428	14,821
Accrued liabilities	12,964	15,037
Subscriber deposits	1,358	1,549
Total current liabilities	112,456	115,274

Long-term debt, net	773,292	771,247
Obligations under capital leases, excluding current maturities	86,752	89,279
Obligation under capital lease due to related party	1,880	1,876
Deferred income taxes	105,686	100,386
Long-term deferred revenue	51,060	52,342
Other liabilities	22,351	21,676
Total liabilities	1,153,477	1,152,080

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 51,978 and 51,899 shares at June 30, 2010 and December 31, 2009, respectively; outstanding 51,485 and 51,627 shares at June 30, 2010 and December 31, 2009, respectively	149,450	150,911

Class B. Authorized 10,000 shares; issued and outstanding 3,185 and 3,186 shares at June 30, 2010 and December 31, 2009, respectively; convertible on a share-per-share basis into Class A common stock	2,683	2,684

Less cost of 493 and 272 Class A common shares held in treasury at June 30, 2010 and December 31, 2009, respectively	(2,328)	(2,339)

Paid-in capital	34,254	30,410
Retained earnings	86,949	84,651
Total stockholders' equity	271,008	266,317

Total liabilities and stockholders' equity	$1,424,485	1,418,397

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands, except per share amounts)	2010	2009	2010	2009

Revenues	$162,326	148,796	314,745	297,485

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	51,754	47,348	100,661	95,205
Selling, general and administrative expenses	54,704	51,719	107,961	108,305
Depreciation and amortization expense	30,820	31,170	61,946	61,904
Operating income	25,048	18,559	44,177	32,071

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(17,729)	(13,273)	(35,409)	(25,920)
Interest income	76	11	137	19
Other expense, net	(17,653)	(13,262)	(35,272)	(25,901)

Income before income tax expense	7,395	5,297	8,905	6,170

Income tax expense	5,465	2,733	5,301	3,252

Net income	$1,930	2,564	3,604	2,918

Basic net income per Class A common share	$0.04	0.05	0.07	0.06

Basic net income per Class B common share	$0.04	0.05	0.07	0.06

Diluted net income per Class A common share	$0.04	0.05	0.07	0.05

Diluted net income per Class B common share	$0.04	0.05	0.07	0.05

Common shares used to calculate Class A basic EPS	51,489	49,300	51,534	49,286

Common shares used to calculate Class A diluted EPS	54,745	52,906	54,786	53,101

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2010						Second Quarter 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$15,254	7,176	8,448	-	5,607	36,485	$12,988	13,444	7,701	-	6,368	40,501
Video	29,352	-	2,639	-	-	31,991	27,132	-	2,221	-	-	29,353
Data	14,608	15,823	18,831	10,387	-	59,649	12,166	16,073	15,409	10,998	-	54,646
Wireless	27,935	4,113	2,153	-	-	34,201	21,113	1,603	1,580	-	-	24,296
Total	87,149	27,112	32,071	10,387	5,607	162,326	73,399	31,120	26,911	10,998	6,368	148,796

Cost of goods sold	26,192	6,379	15,097	3,160	926	51,754	24,011	6,556	12,977	2,357	1,447	47,348

Contribution	60,957	20,733	16,974	7,227	4,681	110,572	49,388	24,564	13,934	8,641	4,921	101,448

Less SG&A	30,445	7,897	9,179	4,219	2,964	54,704	27,740	9,370	8,600	3,411	2,598	51,719
EBITDA	30,512	12,836	7,795	3,008	1,717	55,868	21,648	15,194	5,334	5,230	2,323	49,729

Add share-based compensation	825	390	273	155	-	1,643	607	452	246	122	-	1,427
Add (less) non-cash contribution adjustment	(82)	(39)	(24)	(15)	-	(160)	37	25	12	6	-	80
Adjusted EBITDA	$31,255	13,187	8,044	3,148	1,717	57,351	$22,292	15,671	5,592	5,358	2,323	51,236

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2010						First Quarter 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$15,254	7,176	8,448	-	5,607	36,485	$13,856	6,659	7,843	-	6,060	34,418
Video	29,352	-	2,639	-	-	31,991	29,024	-	2,317	-	-	31,341
Data	14,608	15,823	18,831	10,387	-	59,649	14,126	16,329	15,502	12,085	-	58,042
Wireless	27,935	4,113	2,153	-	-	34,201	23,362	3,195	2,061	-	-	28,618
Total	87,149	27,112	32,071	10,387	5,607	162,326	80,368	26,183	27,723	12,085	6,060	152,419

Cost of goods sold	26,192	6,379	15,097	3,160	926	51,754	25,633	6,528	12,371	3,218	1,157	48,907

Contribution	60,957	20,733	16,974	7,227	4,681	110,572	54,735	19,655	15,352	8,867	4,903	103,512

Less SG&A	30,445	7,897	9,179	4,219	2,964	54,704	29,166	7,844	9,144	4,043	3,060	53,257
EBITDA	30,512	12,836	7,795	3,008	1,717	55,868	25,569	11,811	6,208	4,824	1,843	50,255

Add share-based compensation	825	390	273	155	-	1,643	384	180	149	90	-	803
Add non-cash contribution adjustment	(82)	(39)	(24)	(15)	-	(160)	-	-	-	-	-	-
Adjusted EBITDA	$31,255	13,187	8,044	3,148	1,717	57,351	$25,953	11,991	6,357	4,914	1,843	51,058

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Six Months Ended June 30, 2010						Six Months Ended June 30, 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$29,110	13,835	16,291	-	11,667	70,903	$26,903	27,778	15,685	-	12,537	82,903
Video	58,376	-	4,956	-	-	63,332	54,502	-	4,271	-	-	58,773
Data	28,734	32,152	34,333	22,472	-	117,691	23,928	34,027	31,924	21,608	-	111,487
Wireless	51,297	7,308	4,214	-	-	62,819	38,785	2,514	3,023	-	-	44,322
Total	167,517	53,295	59,794	22,472	11,667	314,745	144,118	64,319	54,903	21,608	12,537	297,485

Cost of goods sold	51,825	12,907	27,468	6,378	2,083	100,661	47,414	13,240	26,332	5,046	3,173	95,205

Contribution	115,692	40,388	32,326	16,094	9,584	214,084	96,704	51,079	28,571	16,562	9,364	202,280

Less SG&A	59,611	15,741	18,324	8,261	6,024	107,961	57,225	19,645	18,323	7,603	5,509	108,305
EBITDA	56,081	24,647	14,002	7,833	3,560	106,123	39,479	31,434	10,248	8,959	3,855	93,975

Add share-based compensation	1,208	570	423	245	-	2,446	1,371	1,005	572	281	-	3,229
Add non-cash contribution adjustment	(82)	(39)	(24)	(15)	-	(160)	220	151	73	36	-	480
Adjusted EBITDA	$57,207	25,178	14,401	8,063	3,560	108,409	$41,070	32,590	10,893	9,276	3,855	97,684

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				June 30, 2010		June 30, 2010
				as compared to		as compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2010	2009	2010	2009	2010	2009	2010
Consumer
Voice
Long-distance subscribers	90,200	88,600	91,200	1,600	(1,000)	1.8%	-1.1%
Total local access lines in service	85,100	81,200	85,800	3,900	(700)	4.8%	-0.8%
Local access lines in service on GCI facilities	77,100	70,300	77,300	6,800	(200)	9.7%	-0.3%

Video
Basic subscribers	131,200	129,700	131,400	1,500	(200)	1.2%	-0.2%
Digital programming tier subscribers	80,600	76,200	81,400	4,400	(800)	5.8%	-1.0%
HD/DVR converter boxes	86,500	74,400	86,000	12,100	500	16.3%	0.6%
Homes passed	234,700	230,400	232,900	4,300	1,800	1.9%	0.8%

Data
Cable modem subscribers	103,500	94,900	103,100	8,600	400	9.1%	0.4%

Wireless
Wireless lines in service	119,000	103,600	117,500	15,400	1,500	14.9%	1.3%

Network Access Services
Data:
Total ISP access lines in service	1,700	1,700	1,700	-	-	0.0%	0.0%

Commercial
Voice:
Long-distance subscribers	9,400	9,600	9,400	(200)	-	-2.1%	0.0%
Total local access lines in service	48,000	47,300	48,400	700	(400)	1.5%	-0.8%
Local access lines in service on GCI facilities	20,600	18,400	20,400	2,200	200	12.0%	1.0%

Video
Hotels and mini-headend subscribers	18,500	20,300	16,100	(1,800)	2,400	-8.9%	14.9%
Basic subscribers	1,800	1,700	1,700	100	100	5.9%	5.9%
Total basic subscribers	20,300	22,000	17,800	(1,700)	2,500	-7.7%	14.0%

Data
Cable modem subscribers	10,800	10,400	10,500	400	300	3.8%	2.9%

Wireless
Wireless lines in service	12,200	8,900	10,600	3,300	1,600	37.1%	15.1%

Regulated Operations
Voice:
Total local access lines in service	10,600	11,600	10,800	(1,000)	(200)	-8.6%	-1.9%

				June 30, 2010		June 30, 2010
	Three Months Ended			as Compared to		as Compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2010	2009	2010	2009	2010	2009	2010
Consumer
Voice
Long-distance minutes carried (in millions)	26.7	28.3	28.3	(1.6)	(1.6)	-5.7%	-5.7%

Video
Average monthly gross revenue per subscriber	$74.54	$69.59	$73.80	$4.95	$0.74	7.1%	1.0%

Wireless
Average monthly gross revenue per subscriber	$57.96	$57.88	$59.99	$0.08	$(2.03)	0.1%	-3.4%

Network Access Services
Voice
Long-distance minutes carried (in millions)	201.3	215.6	193.6	(14.3)	7.7	-6.6%	4.0%

Commercial
Voice:
Long-distance minutes carried (in millions)	29.4	31.8	29.6	(2.4)	(0.2)	-7.5%	-0.7%

Total
Long-distance minutes carried (in millions)	257.4	275.7	251.5	(18.3)	5.9	-6.6%	2.3%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	June 30, 2010	June 30, 2009	March 31, 2010
Net income	$1.9	2.6	1.7
Income tax expense (benefit)	5.5	2.7	(0.2)
Income before income tax expense (benefit)	7.4	5.3	1.5

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	17.8	13.2	17.7
Interest income	(0.1)	---	---
Other expense, net	17.7	13.2	17.7

Operating income	25.1	18.5	19.2
Depreciation and amortization expense	30.8	31.2	31.1

EBITDA (Note 2)	55.9	49.7	50.3
Share-based compensation	1.6	1.4	0.8
Non-cash contribution adjustment	(0.1)	0.1	---
Adjusted EBITDA (Note 1)	$57.4	51.2	51.1

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Six Months Ended
	June 30, 2010	June 30, 2009
Net income	$3.6	2.9
Income tax expense	5.3	3.3
Income before income tax expense	8.9	6.2

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	35.4	25.9
Interest income	(0.1)	---
Other expense, net	35.3	25.9

Operating income	44.2	32.1
Depreciation and amortization expense	61.9	61.9

EBITDA (Note 2)	106.1	94.0
Share-based compensation	2.4	3.2
Non-cash contribution adjustment	(0.1)	0.5
Adjusted EBITDA (Note 1)	$108.4	97.7

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income (Loss), Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense (Benefit), and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.